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                                                                       Exhibit 3


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        NOBEL LEARNING COMMUNITIES, INC.


          FIRST:  The name of the Corporation is Nobel Learning Communities,
Inc.

          SECOND: The address of the Corporation's registered office in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is Corporation Trust Company.

          THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The amount of total authorized capital stock of the Corporation is Thirty Million (30,000,000) shares, divided into Twenty Million (20,000,000) shares of Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares of undesignated Preferred Stock, par value $.001 per share.

          No stockholder shall have any preemptive right to subscribe to or purchase any issue of stock or other securities of the Corporation, or any treasury stock or other treasury securities.

          The powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights are as follows:

PART 1

UNDESIGNATED PREFERRED STOCK

          1.  Issuance in Series.  Shares of Preferred Stock may be issued in
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one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine. All shares of any one series of any such Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of Section 2.

          2.  Authority of the Board with Respect to Series.  The Board of
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Directors is authorized at any time and from time to time, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series and by filing a certificate pursuant to the applicable law of the State of Delaware to establish the number of shares to be included in each such series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation including,
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but not limited to, determination of any of the following:

            (a) the distinctive serial designation and the number of shares constituting a series;

            (b) the dividend rate or rates of the shares of a series, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, the relative rights of priority, if any, and the participating or other special rights, if any, with respect to dividends;

            (c) the voting powers, full or limited, if any, of the shares of the series;

            (d) whether the shares of the series are redeemable and, if so, the terms and conditions on which the shares may be redeemed, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (e) the amount or amounts payable upon the shares of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any other class or series of the same or any other class or classes of stock of the Corporation ranking junior to that series of Preferred Stock;

            (f) whether the shares of a series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of that series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

            (g) whether the shares of a series are convertible into, or exchangeable for, shares of any other class or series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

            (h) any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Certificate of Incorporation.

             3.  Dividends. Before any dividends on any class or classes of
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stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions. The term "class or classes of stock of the Corporation ranking junior to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation.
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          4.  Reacquired Shares.  Shares of Preferred Stock which have been
              ------------------
issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which gave been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

          5.  Voting Rights.  Unless and except to the extent otherwise required
              --------------
by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Part I, the holders of Preferred Stock shall have no voting power with respect to any matter whatsoever.


PART II

COMMON STOCK

          1.  Junior to Preferred Stock.  The Common Stock shall rank junior to
              --------------------------
the Preferred Stock with respect to payment of dividends and distribution on liquidation, dissolution or winding up of the Corporation.

          2.  Voting Rights.  Except as expressly provided by law, or as
              --------------
otherwise provided in Part I above, all voting rights shall be vested in the holders of the Common Stock. At each meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote for each such share on each matter to come before the meeting, except as otherwise provided in this Certificate of Incorporation or by law.

          3.  Dividends.  After all accumulated and unpaid dividends upon all
              ----------
shares of Preferred Stock for all previous dividend periods shall have been paid and full dividends on all shares of Preferred Stock for the then current dividend period shall have been declared and a sum sufficient for the payment thereof set apart therefor, and after or concurrently with the setting aside of any and all amounts then or theretofore required to be set aside for any sinking fund obligation or obligation of a similar nature in respect of any class or series of Preferred Stock or any other class or series of stock having preferential dividend rights, then and not otherwise, dividends may be declared upon and paid to the holders of the Common Stock to the exclusion of the holders of the Preferred Stock.

          4.  Rights Upon Liquidation.  In the event of voluntary or involuntary
              ------------------------
liquidation or dissolution or winding up of the Corporation, after payment in full of amounts, if any, required to be paid to the holders of shares of stock having preferential liquidation rights, including without limitation the holders of the Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of shares of stock having preferential liquidation rights, including without limitation the holders of the Preferred Stock, to share ratably in all remaining assets of the Corporation.

          FIFTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.
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     SIXTH:  Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of $291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of $279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

     SEVENTH:  The term of existence of the Corporation shall be perpetual.

     EIGHTH:

          1. The directors of the Corporation shall be elected at the annual meeting of stockholders, except as provided in Section 3 of this Article Eighth. The directors shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 1997 annual meeting of stockholders; Class II directors shall initially serve until the 1998 annual meeting of stockholders; and Class III directors shall initially serve until the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 1997 annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock of the Corporation shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, or the resolution or resolutions of the Board of Directors relating to the issuance of such shares of preferred stock, and such directors so elected shall not be divided into classes pursuant to this Article Eighth unless expressly provided by such terms or such resolution or resolutions.

          2. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected. Directors may be removed only by the holders of at least a majority of the outstanding Common Stock and only for cause at a meeting called for such purpose. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if (i) the director whose removal is proposed has been
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convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal, (ii) the director has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the corporation in a matter of substantial importance to the Corporation and the adjudication is no longer subject to direct appeal or (iii) any other situation exists which at least eighty percent (80%) of the other directors, in their sole discretion, agree constitutes cause for removal.

          3. If any vacancy occurs on the Board of Directors or any new directorship is created by an increase in the authorized number of directors, a majority of the directors in office, though less than a quorum, may fill the vacancy or fill the newly created directorship. Any director elected to fill a vacancy shall have the same term as that of his or her predecessor, or, if such vacancy is a result of an increase in the number of directors, as that of the other directors of the class of which he or she shall be a member.

          4. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, the Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article EIGHTH as one class, shall be required to amend, alter, change, repeal or adopt any provision inconsistent with this Article EIGHTH.

          NINTH: The election of directors shall be conducted in the manner prescribed in the By-Laws of the Corporation and need not be by ballot.

          TENTH: A director of the Corporation shall have no personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102 (b) (7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

          ELEVENTH: Subject to the special rights, if any, of the holders of any class or series of preferred stock established in or pursuant to the provisions of the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

          TWELFTH:  Nominations for the Board.

          1. Subject to the special rights, if any, of the holders of any class or series of preferred stock then outstanding, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by a stockholder entitled to vote in the election of directors. However, a stockholder entitled to vote in the election of directors may make such a nomination only if such stockholder has given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed by United States mail, postage prepaid and received at, the principal executive offices of the Corporation (a) with respect to an election to be held at an annual meeting of stockholders, not later than seventy-five (75)
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days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the annual meeting), and (b) with respect to an election to be held at a special meeting of stockholders called for that purpose, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the special meeting.

          2. Each stockholder's notice of intent to make a nomination must set forth: (a) the name(s) and address(es) of the stockholder who intends to make the nomination; (b) a representation that the stockholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, and
(iii) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence address(es) and principal occupation or employment of each nominee;
(d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified, had the nominee been nominated by the Board of Directors; and (f) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of such person to serve as a director.

          3. The presiding officer of the stockholders' meeting shall determine and declare at the stockholders' meeting whether the nomination was made in accordance with the terms of this Article Twelfth. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article Twelfth, he or she shall so declare at the stockholders' meeting and any such defective nomination shall be disregarded.

          THIRTEENTH:  Proposals.

          1. At an annual or special meeting of stockholders (other than a special meeting called at the written request of stockholders of the Corporation in accordance with the Corporation's Bylaws) only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the meeting (a) by, or at the direction of, a majority of the directors, or (b) by any stockholder the Corporation who complies with the notice procedures set forth in this Article Thirteenth. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed by United States mail, postage prepaid and received at, the principal executive offices of the Corporation (i) with respect to a proposal to be considered at an annual meeting of stockholders, not later than seventy-five (75) days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation
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notice of the date of the annual meeting), and (ii) with respect to a proposal to be considered at a special meeting of stockholders, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the special meeting.

          2. A stockholder's notice to the Secretary must set forth as to each proposal the stockholder desires to bring before the stockholders' meeting (a) a brief description of such proposal and the reasons supporting such proposal, (b) a representation that the stockholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, (iii) intends to appear in person or by proxy at the meeting to make such proposal, and (c) any financial interest of the stockholder in such proposal.

  3. The presiding officer of the stockholders' meeting shall determine and declare at the stockholders' meeting whether the stockholder proposal was made in accordance with the terms of this Article Thirteenth. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article Thirteenth, he or she shall so declare at the stockholders' meeting and any such proposal shall not be acted upon at the stockholder's meeting.

  FOURTEENTH: Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, the Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article FOURTEENTH as one class, shall be required to amend, alter, change, repeal or adopt any provision inconsistent with Article TENTH, ELEVENTH, TWELFTH, THIRTEENTH or this Article FOURTEENTH.

per share earnings.